EXHIBIT 10.1

July 20, 2020

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made in the State of Arizona by and between Michael J. Witherill (“Executive”) and Rivulet Media, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is engaged in the film and music business producing full-length films, documentaries, musicals and popular music for distribution nationally and internationally (the “Business”); and

WHEREAS, the parties desire that the Company retain Executive under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to express their mutual agreements, covenants, promises, and understandings in a written agreement.

NOW THEREFORE, in consideration of the premises and the agreements, promises, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

1. Employment. The Company hereby employs Executive and Executive accepts employment under the terms and conditions of this Agreement.

2. Position and Duties.

(a) Executive will faithfully and diligently serve the Company to the best of his ability in his positions as President, Chief Financial Officer and Principal Accounting Officer and as a member of the Board of Directors (the “Board”) and in the performance of such other duties and responsibilities as the Company may assign to him.

(b) Executive will devote his full professional time, attention, and energies to the performance of his duties for the Company, and will not, during his employment under this Agreement, engage in any other business activity, whether or not for profit, except for passive investments in firms or businesses that do not compete with the Company, without the advance written and signed consent of the Company. Notwithstanding this Section 2(b), Executive will be permitted to serve as a director of not for profit and for profit businesses that do not compete with the Company.

(c) Executive warrants that during the term of his employment under this Agreement, he will not do any act or engage in any conduct, or permit, condone, or acquiesce in any act or conduct of other persons, that he knew or should have known could cause the Company to be in violation of any law or statute, and Executive agrees to indemnify and hold the Company harmless against any and all liabilities, claims, damages, fees, losses, and expenses of any kind or nature whatsoever attributable directly or indirectly to a violation of this warranty.

(d) Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including without limitation, those described in the Company’s employee handbook and Code of Conduct and Ethics. If this Agreement conflicts with such policies or procedures, this Agreement will control.

(e) As an officer of the Company, Executive owes a duty of care and loyalty to the Company as well as a duty to perform such duties in a manner that is in the best interests of the Company.

3. Compensation and Benefits. For and in consideration of all services rendered under this Agreement, the Company will compensate Executive as follows:

(a) Salary. During the term of Executive’s employment under this Agreement, Executive will be compensated on the basis of an annual salary of $360,000 which may be periodically deferred as determined by the Executive or Board as needed to cover other expenses effective April 1, 2020, payable in accord with the Company’s standard payroll practices.

(b) Bonus. In addition to Executive’s base salary (Section 3(a)), throughout his employment, Executive will be eligible for a quarterly and an annual discretionary bonus as periodically established by the Board (the “Bonus”), based upon metrics that will be established by the Board in its sole discretion paid at the time periods determined by the Board.

(c) Stock Options. Executive shall be eligible to participate in the Company’s 2020 Equity Incentive Plan (“Plan”) and receive stock options granted pursuant to the Plan.

(d) Expenses. The Company will reimburse Executive for all reasonable and necessary expenses that Executive incurs in carrying out his duties under this Agreement in accordance with the Company reimbursement policies as in effect from time to time, provided that Executive presents to the Company from time to time an itemized account of such expenses in such form as the Company may require.

(e) Participation in Benefit Plans. As of the Effective Date, Executive shall be included in any and all plans of the Company providing general benefits for the Company’s employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, vacation, and holidays.

4. Term/Termination of Employment.

(a) Initial Term. Executive’s employment under this Agreement commenced effective April 1, 2020 (“Effective Date”), and will continue for a period of two (2) years (the “Initial Term”). Thereafter, this Agreement shall renew only upon thirty (30) days written notice as provided in Section 4(b).

(b) Renewal. Upon at least thirty (30) days written notice prior to the end of the Initial Term, and subject to the provisions for termination set forth below, the term of Executive’s employment under this Agreement will extend thereafter for a period of one year (the “Renewal Term”). Upon the expiration of such subsequent term and any term renewed hereunder, and subject to the provisions for termination set forth below, the term of Executive’s employment under this Agreement will require thirty (30) days written notice of renewal for each successive Renewal Term of one-year.

(c) Employment at Will. Notwithstanding Sections 4(b) and 4(b), Executive understands and agrees that this Agreement does not create an obligation on the part of the Company or any other person or entity to continue Executive’s employment. Executive acknowledges and agrees that he is an at-will employee of the Company, which means that either party to this Agreement may terminate Executive’s employment with or without cause, for any or no reason and at any time. Executive’s employment shall also be deemed terminated upon Executive’s death or becoming disabled. Executive shall not be entitled to any salary, bonus, benefits or other compensation with respect to any period subsequent to the termination of his employment.

(d) Set-Off. If Executive has any outstanding obligations to the Company upon the termination of Executive’s employment for any reason, Executive hereby authorizes the Company to deduct any amounts owed to the Company from Executive’s final paycheck and/or any amounts that would otherwise be due to Executive. No other set-off shall be permitted under this Agreement.

5. Works; Developments. Executive acknowledges that the Company owns all Intellectual Property Rights (defined below) in any material developed, sourced and optioned/purchased by Company in connection with Executive’s employment by the Company. Executive agrees that any and all written materials and writings (“Work”) that are optioned or greenlit for development by Company for the Company’s use during the term of Executive’s employment shall be deemed a “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Company. Executive agrees to notify the Company of any Work conceived or developed by Executive during the term of Executive’s employment. In exchange for the covenants in this Agreement and other good and valuable consideration, Executive acknowledges and agrees that all of the Work (and all rights therein, including, without limitation, copyright) belongs to and shall be the sole and exclusive property of the Company. Executive further acknowledges and agrees to the Acknowledgement Regarding Confidential Information and Original Work attached hereto as Exhibit B.

6. [Intentionally Omitted].

7. Employment and Post-Employment Restrictions.

(a) During Executive’s employment and following the termination of Executive’s employment, for whatever reason and by whatever party, and during any Restrictive Period, Executive will not, directly or indirectly, on his own behalf or on behalf of any other person or entity:

(i)
enter into or engage in any business that provides Competitive Services within the Restricted Areas;

(ii)
solicit or accept orders for Competitive Services from any person or entity upon whom he called or with whom he had direct or indirect contact on behalf of the Company and who at the time of such conduct is a customer or client of the Company;

(iii)
solicit or accept orders for Competitive Services from any person or entity who was a customer or client of the Company during his engagement and who at the time of such conduct is a customer or client of the Company;

(iv)
encourage, entice, induce, or influence, directly or indirectly, any person or entity not to do business with the Company;

(v)
encourage, entice, induce, or influence, directly or indirectly, any person to terminate his or his employment with the Company; or

(vi)
hire, retain, or offer to hire or retain for the performance of any service in connection with the marketing, distribution, or sale of any Competitive Services to any person who at the time of such conduct is an employee of the Company or who was an employee of the Company within the 180-day prior to such conduct.

(b) The Restrictive Periods are: (a) the 90-day period commencing on the termination of Executive’s employment with the Company (the “First Restrictive Period”); and (b) the 90-day period commencing on the expiration of the First Restrictive Period (the “Second Restrictive Period”); and (c) the 90-day period commencing on the expiration of the Second Restrictive Period (the “Third Restrictive Period”); and (d) the 90-day period commencing on the expiration of the Third Restrictive Period (the “Fourth Restrictive Period”).

(c) The term of any Restrictive Period set forth in this Agreement will be tolled for any time during which Executive is in violation of any provision of this Agreement and for any time during which there is pending any action or arbitration (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability, or seeks to avoid their performance or enforcement.

(d) “Competitive Services” means any services that are similar to any services that Executive performed for the Company during Executive’s employment with the Company.

(e) The Restrictive Areas are: (1) the area within a 10 air-mile radius of any location of the Company at which Executive performed services during his employment under this Agreement; and (2) Maricopa County, Arizona; and (3) the state of Arizona; and (5) the Mountain Time Zone and the Pacific Time Zone of the United States; and (6) that portion of the United States west of the Mississippi River; (7) the United States; and (8) any country in which the Company is conducting business at the time of Executive’s separation from employment.

8. Non-Disparagement. Executive agrees that during the term of Executive’s services to the Company, and at any time thereafter, not to make or communicate any comments or other remarks which are negative or derogatory to the Company or which would tend to disparage, slander, ridicule, degrade, harm or injure the Company (or any business relationship of the Company) or any officer, partnership member, or other employee of the Company or its affiliates.

9. Remedies.

(a) The parties expressly agree that, in the event of any failure by the Company to pay any wages to which Executive may become entitled in connection with his employment in violation of RCW 49.48 et seq., the amount of Executive’s recovery will be limited to the amount of actual wages that the court or arbitrator determines to have been unpaid, and, notwithstanding the provisions of RCW 49.48.125, no greater amount. Executive hereby expressly waives any remedy that he may have or that may later become available to his under RCW 49.48 et seq. for any additional amounts.

(b) Any breach of the duties and obligations imposed upon Executive by this Agreement would cause irreparable harm to the Company, and the Company could not be fully compensated for any such breach with money damages. Therefore, injunctive relief is an appropriate remedy for any such breach. Such injunctive relief will be in addition to and not in limitation of or substitution for any other remedies or rights to which the Company may be entitled at law or in equity, including without limitation liquidated damages under this Agreement.

10. Change of Control. Notwithstanding anything to the contrary in the Company’s existing or future incentive plans or any award agreement granted to Executive thereunder, upon a Change of Control, all of Executive’s outstanding unvested equity-based awards granted pursuant to the incentive plans, at Executive’s option, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof. “Change of Control” shall mean the first of the following events to occur after the Effective Date:

(a) a Person or one or more Persons acting as a group acquires ownership of stock of the Company that, together with the Company stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; and

(c) a Person or one or more Persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company equal to or more than sixty percent (60%) of the total gross fair market value of all of the assets of the Company determined immediately prior to such acquisition.

For purposes of this Section 10,

(i)           “Person” shall mean a “person” as defined in Section 7701(a)(1) of the Code, except that such term shall not include (A) the Company (or any Subsidiary thereof), (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(ii)           Stock ownership shall be determined in accordance with the attribution rules of Section 318(a) of the Code.

(iii)           The gross fair market value of an asset shall be determined without regard to any liabilities associated with that asset.

(iv)           A “Change of Control” shall not be deemed to occur (A) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (B) as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

11. Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

12. Withholding. All amounts payable to Executive hereunder shall be subject to required payroll deductions and tax withholdings.

13. Adjudication of Agreement.

(a) If any court or arbitrator of competent jurisdiction holds that any restriction imposed upon Executive by this Agreement exceeds the limit of restrictions that are enforceable under applicable law, the parties desire and agree that the restriction will apply to the maximum extent that is enforceable under applicable law, agree that the court or arbitrator so holding may reform and enforce the restriction to the maximum extent that is enforceable under applicable law, and desire and request that the court or arbitrator do so.

(b) If any court or arbitrator of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, the parties desire and agree that the remaining parts of this Agreement will nevertheless continue to be valid and enforceable.

14. Modification or Waiver of Agreement. No modification or waiver of this Agreement will be valid unless the modification or waiver is in writing and signed by both of the parties. The failure of either party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

15. Notices. Any notices required or permitted under this Agreement will be sufficient if in writing and sent by certified mail to, in the case of Executive, the last address he has filed in writing with the Company or, in the case of the Company, its principal office.

16. Opportunity to Consider Agreement; Legal Representation. Executive acknowledges that he has had a full opportunity to consider this Agreement, to offer suggested modifications to its terms and conditions, and to consult with an attorney of his own choosing before deciding whether to sign it.

17. No Rule of Strict Construction. The language of this Agreement has been approved by both parties, and no rule of strict construction will be applied against either party.

18. Entire Agreement. This Agreement contains all of the agreements between the parties relating to Executive’s employment with the Company. The parties have no other agreements relating to Executive’s employment, written or oral. This Agreement supersedes all other agreements, arrangements, and understandings relating to Executive’s employment, and no such agreements, arrangements, or understandings are of any force or effect. The parties will execute and deliver to each other any and all such further documents and instruments, and will perform any and all such other acts, as reasonably may be necessary or proper to carry out or effect the purposes of this Agreement.

19. Assignment of Agreement. Executive has no right to transfer or assign any or all of his rights or interests under this Agreement. The Company may assign its rights and interests under this Agreement to any successor entity as part of any sale, transfer, or other disposition of all or substantially all of the assets of the Company.

20. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

22. Choice of Forum. The parties agree that the proper and exclusive forum for any action or arbitration arising out of or relating to this Agreement or arising out of or relating to Executive’s employment by the Company will be Maricopa County, Arizona, and that any such action or arbitration will be brought only in Maricopa County, Arizona. Executive consents to the exercise of personal jurisdiction in any such action or arbitration by the courts or arbitrators of Maricopa County, Arizona.

23. Governing Law. This Agreement will be construed in accord with and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by the laws of the State of Arizona, without reference to the choice of law principles thereof.

[Signatures Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

DATED this 12th day of August, 2020.

/s/ Michael J. Witherill
Michael J. Witherill

DATED this 12th day of August, 2020.

Rivulet Media, Inc., a Delaware corporation

By:	/s/ Michael J. Witherill
Michael J. Witherill, President & CFO

EXHIBIT A

Acknowledgement Regarding Confidential Information and Works Subject to the
Agreement. In the event of a conflict between this acknowledgement and the
Agreement, the Agreement shall control.

1. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to fulfill my employment obligations, or to disclose to any person, firm or corporation without written authorization of the President, any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances, ideas, artwork, plans, documents, concepts, inventions, trademark and copyright applications, improvements, specifications, drawings, cost data, process flow diagrams, customer and supplier lists, bills, other business information and/or any other written material referring to same. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

2. Works.

A. Prior Works. If in the course of my employment with the Company, I incorporate into a Company product, process or service a prior work owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such prior work as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Works. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, ideas, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Works”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such invention.

C. Works Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Works whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Works made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Works and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Works, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Works or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.